SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report: January 25, 2006

S3 INVESTMENT COMPANY, INC.

(Exact Name of Registrant as Specified in its Charter)

California	000-28767	33-0906297
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

43180 Business Park Dr., Suite 202 Temecula CA 92590

(Address of principal executive offices)

Registrant's telephone number, including area code: (951) 587-3618

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[ ] Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer

On January 25, 2006, the Company accepted the resignation of Theodore Tanski as a member of the Board of Directors.  Effective as of the same date, to fill the vacancy created by Mr. Tanski’s resignation, the Board of Directors appointed Mr. Douglas Perkins as a member of the Board of Directors.  Mr. Perkins will also serve as a member of the Audit Committee and Chairman of the Investment Committee.  Mr. Perkins entered into an agreement with the Company, effective as of January 25, 2006. The agreement has a twelve-month term, subject to renewal upon agreement of parties. Under the agreement, he is entitled to a monthly $1,000 fee for services rendered.

Biographical Information for Doug Perkins:

Mr. Perkins is an experienced manager and entrepreneur, with a strong background in franchise licensing. Mr. Perkins is currently the Franchise Licensing Director for Fantastic Sams Northern California Region, with total responsibility for franchise sales in the 21 Central Western Coastal Counties of California. Mr. Perkins is also Co-Founder of a start-up company, Strokes Golf International, where he was involved with franchise law, regulations, sales, marketing and business development. From 1991-2000 he was Director of Franchise Licensing for Uniglobe Travel, an International company with 1300 locations and 1 billion dollars in sales. During his tenure, Mr. Perkins also oversaw the operations and administrative departments, which dealt with travel agencies as large as $25,000,000 in annual travel sales. Mr. Perkins has an extensive background in the travel business and understands the operations and distribution system. In 1999 he was promoted to National Director Franchise Sales for Uniglobe Travel (USA) LLC, with 900+ travel agency locations. That same year, Mr. Perkins was presented The Lifetime Achievement Award, an honor no other person has received for franchise sales in Uniglobe Travel since its inception in 1980.

On January 26, 2006, the Company accepted the resignation of Chris Bickel as the Chief Executive Officer and President of the Company. Effective as of the same date, to fill the vacancies created by Chris Bickel’s resignation, the Board of Directors appointed James Bickel as Chief Executive Officer and President.  Chris Bickel will continue in the capacity of Chairman of the Board of Directors.

Biographical and Other Information Regarding James Bickel:

James Bickel has over 40 years experience in sales and senior management positions with manufacturing based companies: as the president of Allison Spring and Manufacturing (1968-1973), Bicor Machinery and Manufacturing (1974-1979), and Keel Corporation (1980-1986), all California based manufacturing companies of high tech metal parts and assemblies. From 1986 through 2002 Mr. Bickel served as vice president of Uniglobe USA and president of Uniglobe Midpacific assisting in building a national travel franchise system with over 900 locations and later built golf retail franchise system. Since 2002 Mr. Bickel has acted as vice president and secretary of World Health and Education Foundation and as vice chairman of MedChannel LLC, a medical device company serving radiology and surgical markets. Mr. Bickel currently serves as vice president of business development of SINO UJE and will continue to serve in this capacity.  He has been employed by SINO UJE for five years and has a working knowledge of the China business landscape.  James Bickel is also well versed in the operations and management of U.S. public companies, having served as a director and in other management positions in several publicly traded firms. SINO UJE Ltd. is a non-stocking distributor that sells and services western designed and manufactured high-tech products to markets in China.

The terms of his Employment Agreement

The Company entered into an Employment Agreement with James Bickel dated January 26, 2006.  The Employment Agreement has a twelve-month term, subject to renewal upon agreement of the parties.  Under the Agreement Mr. Bickel is entitled to annual salary of $60,000.

James Bickel will continue to serve as Vice President of Business Development of Sino UJE, LTD., a portfolio company of S3 Investment Company.  Mr. Bickel entered into an employment agreement with SINO UJE Ltd. effective as of January 1, 2005. The employment agreement has a twelve-month term, subject to renewal upon agreement of the parties. Under the employment agreement Mr. Bickel is entitled to an annual salary of $36,000.

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Family Relationship

James Bickel is the father of Chris Bickel.  There are no other family relationships between any directors or executive officers of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

S3 INVESTMENT COMPANY, INC.

January 31, 2006	/s/ James Bickel
Date	James Bickel Chief Executive Officer

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